Exhibit 99.2

2Q 15 Financial Results
Conference Call

Forward Looking Statement

This presentation contains express or implied forward-looking statements within the
Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws.
These forward-looking statements include, but are not limited to those statements regarding our future growth, increased volumes and demand in the markets in which we operate, the roll out of our new All-In-One wireless platforms, our ability to penetrate the local fleet vertical market, our ability to diversify and expand our customer base, continuing demand in our defense and aerospace business, our ability to develop new customer relationships, our ability to meet the needs of our existing customers, market interest and acceptance of our products, the introduction of new products and our ability to provide our solutions to different applications and our future profitability and revenues.
Such forward-looking statements and their implications involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. The forward-looking statements contained in this press release are subject to other risks and uncertainties, including those discussed in the "Risk Factors" section and elsewhere in the Company's annual report on Form 10-K for the year ended December 31, 2014 and in subsequent filings with the Securities and
Exchange Commission. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-
looking statements whether as a result of new information, future events or otherwise.

Presenters

Eyal Leibovitz
Chief Financial Officer
David Lucatz
Chairman of the Board and CEO
Shai Lustgarten
CEO of Micronet Ltd.
Tali Dinar
CFO of Micronet Ltd.

§  Quarterly revenue consistent with transition to new product line
§  Revenues increased slightly sequentially compared to Q1
§  Gross margin increased to 32% from 28%
§  MRM revenue increased 3% for the six months ended June 30, 2015 With a strong steady gross margin of 35%
§  Continued diversification of customer base
§  The strongest Order pipeline of the group's history

Significant progress with “All-In-One” product roll out:
~4,000 units orders received to date.
Gaining traction with the OEM market
Company now have a full production capabilities in the U.S.
Hardware as a Service (“HaaS”) receiving comprehensive initial traction
Allows customers to rely on Micronet for any hardware and related firmware needs

2Q14 vs 2Q15 Revenues
Sales Breakdown
Consolidated revenue for the quarter

A-317 “All-In-One” tablet is a significant technology advancement
Rugged, integrated tablet solution
Offers 3.5G/4G LTE, Bluetooth and Wi-Fi applications
Potential benefit from upcoming ELD mandate (effective September 2015)

Product R&D
Completed
•  Ongoing refinement with customers
Continue to invest significantly in product improvement and customization
Carrier Certification;
Testing & Approval
Carrier Certification
Verizon complete
AT&T in progress
In discussions with additional carriers
Customer Testing/Approval
Multiple customers currently testing new product
Adaptation & Orders
~4,000 units orders received to date
$1.4M public transportation purchase order in July
$950K fleet management initial purchase order in June
$4M+ school bus purchase agreement in May 2015

Income Statement Highlights
(in 000s except share and per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$ 5,747	$ 6,586	$ 11,426	$ 12,153
Cost of revenues	3,913	4,729	7,841	8,244
Gross profit	1,834	1,857	3,585	3,909
Gross profit margin	32%	28%	31%	32%
Operating expenses:
Research and development	723	874	1,466	1,618
% of sales	13%	13%	13%	13%
Selling and marketing	350	368	819	759
% of sales	6%	6%	7%	6%
General and administrative	1,127	1,598	2,238	2,482
% of sales	20%	24%	20%	20%
Amortization of intangible assets	305	158	607	251
Total operating expenses	2,505	2,998	5,130	5,110
% of sales	44%	46%	45%	42%

Net income (loss) attributable to MICT	(588)	(1,274)	(1,294)	(1,606)
Basic and diluted income (loss) per share	(0.10)	(0.22)	(0.22)	(0.28)
Weighted average common shares outstanding:	5,859,675	5,831,246	5,857,951	5,831,246

Non-GAAP
(in 000s except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
GAAP net loss attributed to MICT	(588)	(1,274)	(1,294)	(1,606)
Total amortization of acquired intangible assets	192	87	381	136
Change in fair value of call options and warrants	0	381	0	308
Amortization of UTA's note discount and related expenses	0	6	0	56
Stock-based compensation	103	7	172	13
Expenses related to the purchase of business	-	290	-	290
Income tax-effect of above non-GAAP adjustments	(9)	(8)	(17)	(15)
Total non-GAAP net income (loss) attributed to MICT	(302)	(511)	(758)	(818)
Non-GAAP net income (loss) per diluted share	(0.05)	(0.09)	(0.13)	(0.14)
Shares used in per share calculations	5,859,675	5,831,246	5,857,951	5,831,246
GAAP net income (loss) per diluted share attributable to Micronet Enertec Technologies, Inc.	(0.10)	(0.22)	(0.22)	(0.28)
Shares used in per share calculations	5,859,675	5,831,246	5,857,951	5,831,246

Strong Balance Sheet

New regulation starting in 2017 mandates all truck drivers to keep records of hours of service (HOS).
Cannot drive over 11 hours per day.
Required rest periods.
Electronic Logging Devices (ELDs)* connect to engine and replace paper logbooks.
Law being put in place requiring ELDs.
July ‘12
Passed by congress
June ‘14
Comment period closed
2015
Law enacted
2017
Law enforced
Our tablets are fully compliant with the regulation
2015           500,000 ELD equipped trucks
2017           ～2.6 Million trucks will require ELD
* Federal Motor Carrier Safety Administration:
“Electronic Logging Devices and Hours of Service Supporting Documents”- March 2014

MRM
Local fleet market expected to grow 37% between 2014 and 20161
Expect orders for wireless All-In-One products to build
Aerospace/Defense
Continued reliance on missile defense systems supports potential demand for our missile defense offerings
Continuing strong potential for our systems and products across both divisions
Well positioned for a strong second half of 2015
1 Licht and Associates study (November 20, 2013

Thank You

Q & A